McClintock Appointed to
Plumas Bancorp Board

QUINCY, California, July 22, 2008 – The directors of Plumas Bancorp, (NasdaqCM: PLBC), a bank holding company and the parent company of Plumas Bank, recently announced their appointment of Robert J. McClintock to the board of Plumas Bancorp and Plumas Bank effective August 20, 2008. McClintock is a Certified Public Accountant and co-owner of the very successful and respected accounting practice, McClintock Accountancy Corporation, headquartered in Tahoe City, California with an additional office in Truckee, California. The company also practices in Nevada.

Douglas N. Biddle, president and chief executive officer of Plumas Bank remarked,

“We are pleased to have Bob McClintock join the Board. Bob’s experience as a CPA and as a business advisor in the Lake Tahoe/Truckee area will greatly benefit us as we set the course for the bank’s future.”

Chairman of the board, Daniel E. West said, “Bob brings a wealth of professional experience to our company as well as a history of civic involvement. These qualities not only agree with the management philosophies of the company, but they also align with our vision of service and growth.”

“I am honored to represent the interests of the Tahoe/Truckee communities on the Plumas Bancorp and Bank boards and look forward to affiliating with a local bank where community support and personal service are top priorities,” commented McClintock.

McClintock has lived in Tahoe City for over 20 years. He is very active in his community and serves as Treasurer for the Tahoe Truckee Excellence in Education Foundation and as a Scoutmaster for Boy Scouts of America. He is also a board member of the Kiwanis Club of North Lake Tahoe and has served as past President and Treasurer. McClintock attended Michigan Tech University where he received his Bachelor of Science degree in Business Administration. He enjoys fishing, skiing, and traveling.

Plumas Bancorp is the holding company for Plumas Bank (NasdaqCM: PLBC). Founded in 1980, Plumas Bank is a locally owned and managed full-service community bank based in Northeastern California. The Bank operates thirteen branches located in the counties of Placer, Nevada, Plumas, Lassen, Sierra, Modoc and Shasta, and it also operates a commercial real estate lending office in Reno, Nevada. Plumas Bank offers a wide range of financial and investment services to consumers and businesses and has received nationwide Preferred Lender status with the U. S. Small Business Administration. Plumas Bank was named a Premier Bank in 2008 by The Findley Reports. Additionally, in recognition of the Company’s long history of stock performance, Plumas Bancorp was named to the Keefe, Bruyette & Woods Honor Roll for banking institutions. For more information on Plumas Bancorp and Plumas Bank, please visit our website at www.plumasbank.com.

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Source: Elizabeth Kuipers
Vice President, Marketing Manager &
Investor Relations Officer
Plumas Bank
35 S. Lindan Ave.
Quincy, CA 95971
Ph: 530.283.7305 x8912
Fx: 530.283.9665
elizabeth.kuipers@plumasbank.com